As filed with the Securities and Exchange Commission on August 1, 2016

Registration No. 333-194882

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT NO. 333-194882
UNDER
THE SECURITIES ACT OF 1933

TUMI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3799139 (I.R.S. Employer Identification Number)

1001 Durham Avenue
South Plainfield, NJ 07080
(908) 756-4400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter L. Gray
Executive Vice President and General Counsel
1001 Durham Avenue
South Plainfield, NJ 07080
(908) 756-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ethan Klingsberg Neil Markel Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006		Kyle Gendreau John Livingston Samsonite International S.A. 575 West Street, Suite 110 Mansfield, MA 02048

Approximate date of commencement of proposed sale of the securities to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register addi-tional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act:

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
Tumi Holdings, Inc., a Delaware corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statement on Form S-3 (the “Registration Statement”) to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statement as of the date hereof:

•	Registration Statement No. 333-194882 on Form S-3, filed with the Commission on March 28, 2014, pertaining to the registration of an aggregate of $500,000,000 in securities of the Registrant.

Pursuant to an Agreement and Plan of Merger, dated as of March 3, 2016, by and among the Registrant, Samsonite International S.A., a public limited liability company (société anonyme) incorporated and governed by the laws of the Grand-Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés de Luxembourg) under number B 159469 ("Parent"), and PTL Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), Merger Sub was merged with and into the Registrant (the "Merger"), with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. The Merger became effective on August 1, 2016. At the effective time of the Merger, each outstanding share of common stock of the Registrant (excluding shares owned by the Registrant, Parent or Merger Sub or any of their respective subsidiaries (which were canceled) and any shares with respect to which appraisal rights were properly exercised) were canceled and converted into the right to receive $26.75 in cash, without interest.
As a result of the Merger, the Registrant has terminated the offering of its securities pursuant to the Registration Statement. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.
The Registrant also requests, in accordance with Rule 457(p) promulgated under the Securities Act of 1933, as amended, that all fees paid to the Securities and Exchange Commission in connection with the filing of the Registration Statement be credited for future use to the Registrant’s account.

Signatures
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Plainfield, State of New Jersey, on August 1, 2016. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

TUMI HOLDINGS, INC.

By:	/s/ Peter L. Gray
	Name:	Peter L. Gray
	Title:	Executive Vice President and General Counsel